EXHIBIT 10.1

Michael W. Lamach Chairman and Chief Executive Officer	Ingersoll-Rand plc 170/175 Lakeview Drive Airside Business Park Swords, Co. Dublin, Ireland	U.S . Mailing Address 800-E Beaty Street P.O. Box 940 Davidson, NC 28036

December 5, 2019

Mr. David Regnery

Dear Dave:

I am pleased to offer you the position of President and Chief Operating Officer reporting directly to me. This position will be located in Davidson, North Carolina and becomes effective as of January 1, 2020. I look forward to your acceptance of this offer and the contributions you will make in this role.

The following summarizes the impact of this new assignment on your compensation and benefits.

1.
Your new base salary will become effective as of January 1, 2020 and will be set at an annual rate of $850,000 (Eight Hundred Fifty Thousand U.S. dollars) paid monthly. This represents an increase of $75,000, or 9.7% above your current base salary of $775,000. This increase is inclusive of your 2020 merit, and you will next be eligible for merit in 2021.

2.
Your Annual Incentive Matrix (“AIM”) target opportunity will remain at 100% of your base salary. When you take into account your new base salary and your AIM target, your annualized cash incentive target will increase from $775,000 to $850,000 or by $75,000 (9.7%). The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of the Company. For the 2020 plan year, your AIM target award will be calculated with an effective date of January 1, 2020.

3.	Beginning with the 2020 grant, your annual Long-Term Incentive (“LTI”) target will increase from $2,300,000 to $2,600,000 or by $300,000 (13.0%). Your LTI target value will be awarded in two parts:

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Stock Options and Restricted Stock Units (“RSU”s): Your annual equity (stock option and RSU) target will increase from $1,150,000 to $1,300,000, or by $150,000. At this time, it is anticipated that your 2020 equity grant will be made in an equal proportion of stock options and RSUs. The award value will be converted into stock options and RSUs based on the fair market value of Ingersoll Rand's ordinary shares on the date the Compensation Committee of the Board of Directors (“the Committee”) approves the

INGERSOLL-RAND PUBLIC LIMITED COMPANY
REGISTERED OFFICE: 170/175 LAKEVIEW DRIVE, SWORDS, DUBLIN IRELAND
REGISTERED IN IRELAND WITH LIMITED LIABILITY REGISTERED NUMBER: 469272
DIRECTORS: K.E. ARNOLD (U.S.A.), A.C. BERZIN (U.S.A.), J. BRUTON. J L. COHON (U.S.A.), G.D. FORSEE (U.S.A.),
L.P. HUDSON (U.S.A.), M.W. LAMACH (U.S.A.), M.P. LEE, K.B. PEETZ (U S.A.), J.P. SURMA (US.A.), R.J. SWIFT (US.A.), T.L WHITE (U.S.A.)

Mr. David Regnery	December 5, 2019

awards. Stock option and RSU awards generally vest ratably, one third each year, over three years from the date of grant. Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership potential.

●
Performance Share Unit (“PSUs”): Your annual grant target under the Company’s Performance Share Program (“PSP”) will increase from $1,150,000 to $1,300,000 or by $150,000. The target award value will be converted into PSUs based on the fair market value of Ingersoll Rand’s ordinary shares on the date the Committee approves the award. PSUs are based on performance over a three-year period and settled in ordinary shares of the Company. At this time, the actual number of PSUs earned will be based on Ingersoll Rand’s Cash Flow Return on Invested Capital (“CROIC”) and Total Shareholder Return (“TSR”), both relative to the S&P 500 Industrials Index over the 2020 to 2022 performance period and can range from 0% to 200% of the target number of PSUs. PSP performance goals are subject to change for future performance periods at the discretion of the Committee.

When you consider each of the items above, your Total Annual Direct Compensation target has increased from $3,850,000 to $4,300,000 or by $450,000 (11.7%). Your revised compensation is summarized  in the attached Compensation  Adjustment  Notice.

4.	You will continue to be eligible to participate in the following programs:

a.	Executive Deferred Compensation Plan
b.	Executive Health Program
c.	Executive Long Term Disability (“LTD”) Plan
d.	Financial Counseling Program
e.	Change in Control Agreement (“CIC Agreement”)
f.	All employee benefit programs offered to Ingersoll Rand US based salaried employees in accordance with the terms and conditions of these programs

Dave, we believe that you will make a significant contribution in this expanded role. To accept this offer, please sign the candidate acceptance below and return it to Lynn Castrataro, Vice President, Total Rewards. The Non-Competition Agreement that you signed in September 2017 remains in effect. In addition, the Proprietary Agreement you executed online at an earlier date also remains in force. If you have any questions regarding the changes in your compensation or your benefits, please call Lynn at 704-990-3633.

Sincerely,

Michael W. Lamach
Chairman and Chief Executive Officer

cc:	Marcia Avedon Lynn Castrataro

Mr. David Regnery	December 5, 2019

CANDIDATE ACCEPTANCE

I accept your offer of employment with Ingersoll Rand as President and Chief Operating Officer and agree to the conditions herein and in the offer letter.